Exhibit 99.1

Assurant Announces Leadership Retirement and Succession Plans

NEW YORK, May 6, 2014 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today announced its president and chief executive officer Robert B. Pollock, 59, plans to retire as an officer and director at year-end 2014 following a distinguished 33-year career with the company.

“Rob Pollock is an outstanding CEO and the Board is deeply grateful for his disciplined guidance of the company,” said Elaine D. Rosen, chair of the Assurant Board. “Rob has consistently provided visionary leadership and built Assurant into a strong Fortune 500 insurance company. He was instrumental in navigating through challenging times and multiple market transitions. His strategic mindset, commitment to customers and shareholders, and respect for employees are key qualities we will seek in his successor.”

The Assurant Board of Directors has long had a succession planning process and has commenced a comprehensive search to evaluate both internal and external candidates for the CEO post. Russell Reynolds Associates will assist the Board in identifying Pollock’s successor.

“It’s been my honor to lead a great team at Assurant and build a strong foundation for future profitable growth and long-term shareholder value,” said Pollock. “We’ve demonstrated our resilience, agility and commitment to help our customers protect what matters most to them. Now is the right time for a leadership change to further the transformation of Assurant. I look forward to working with the Board and my successor to ensure a seamless transition.”

During Pollock’s tenure as CEO, Assurant has embraced new growth areas including mobile protection, multi-family housing and voluntary worksite benefits, expanded in Latin America and strengthened its European operations. Under Pollock, the company grew book value per share at an average annual rate of 11 percent and generated more than $4 billion in operating cash flow.

CFO TRANSITION EFFECTIVE AUGUST 2014

Assurant also announced that Michael J. Peninger, 59, executive vice president and chief financial officer, will retire this year after 29 years with the company. Christopher J. Pagano, 50, currently Assurant’s executive vice president, chief investment officer and treasurer, will succeed him as CFO, effective Aug. 15, 2014.

“Mike’s financial, business and operational acumen have made an indelible mark as we have evolved as a leader in specialty insurance,” said Pollock. “Under his guidance, Assurant has developed a highly effective global financial strategy, strengthened our robust financial policies and procedures and maintained a strong balance sheet during challenging economic times. It’s been a pleasure to work alongside him.”

“At the same time, we are proud of our deep bench of talent at Assurant. Chris brings his comprehensive knowledge of our company and global financial expertise to his new and expanded role,” Pollock added. “During the past 18 years, Chris has played a critical role in implementing Assurant’s capital management strategy, strengthened our investment portfolio and led the development of our risk management methodology. Mike and Chris are working to ensure a seamless transition.”

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Pagano has served as executive vice president, chief investment officer and treasurer since 2007, and president, Assurant Asset Management since 2005. He previously was executive vice president and head of fixed income, Assurant Asset Management. Pagano joined Assurant in 1996 from Merrill Lynch where he was a vice president and government strategist in global fixed income research. He began his career at Morgan Stanley. Pagano is a Chartered Financial Analyst.

Complete executive biographies and photos of Pollock, Peninger and Pagano are available at www.assurant.com, or are available from the company.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 16,600 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter (@AssurantNews).

Media Contact:

Shawn M. Kahle

Vice President, Corporate Communications

Phone: 212.859.7047

shawn.kahle@assurant.com

Investor Relations Contact:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com